Exhibit 10.3

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2011 and the 2012 base salaries approved by the Compensation Committee of the Board of Directors (“Committee”) on March 28, 2012.

Named Executive Officers	2011 Base Salaries	2012 Base Salaries
David S. Haffner, President and Chief Executive Officer	$960,000	$995,000
Karl G. Glassman, Executive Vice President and Chief Operating Officer	$720,000	$745,000
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	$420,000	$441,000
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials	$320,000	$329,000

The executive officers will also be eligible to receive a cash award under the Company’s 2009 Key Officers Incentive Plan (filed March 26, 2009 as Appendix B to the Company’s Proxy Statement) in accordance with the 2012 Award Formula (filed April 2, 2012 as Exhibit 10.2 to the Company’s Form 8-K). An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage (“Target Percentage”) set by the Committee, then applying an award formula adopted by the Committee for that year. The Target Percentages applicable to the Company’s principal executive officer, principal financial officer and other named executive officers are shown in the following table. The 2012 Target Percentages were not changed from 2011 levels, except for Mr. Haffner’s percentage was increased from 90% to 100%.

Named Executive Officers	2012 Target Percentages
David S. Haffner, President and Chief Executive Officer	100%
Karl G. Glassman, Executive Vice President and Chief Operating Officer	75%
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	65%
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials	50%

Individual Performance Goals. An executive’s cash award under the 2012 Award Formula is based, in part, on individual performance goals established outside the 2009 Key Officers Incentive Plan (20% relative weight). The types of goals for our named executive officers in 2012 include:

David S. Haffner: Margin enhancement, strategic direction for profitable growth, profitability of targeted business groups, and succession planning;

Karl G. Glassman: Margin enhancement, revenue growth, increase on-site reviews of operations, and remediation of internal audit findings;

Matthew C. Flanigan: Working capital management, upgrade of financial systems, cash repatriation, succession planning, and continuous improvement projects; and

Joseph D. Downes, Jr.: Segment revenue growth, profitability of targeted businesses, and utilization and efficiency initiatives.

The achievement of the individual performance goals is measured by the following scale.

Individual Performance Goals Payout Schedule

                                (1-5 scale)

Achievement	Payout
1 – Did not achieve goal	0%
2 – Partially achieved goal	50%
3 – Substantially achieved goal	75%
4 – Fully achieved goal	100%
5 – Significantly exceeded goal	up to 150%

Retired Named Executive Officer. Paul R. Hauser, a named executive officer in the Company’s Proxy Statement filed March 30, 2012, retired as Senior Vice President, President—Residential Furnishings on February 18, 2012. As such, Mr. Hauser (i) will not participate in the Key Officers Incentive Plan in 2012; (ii) does not have individual performance goals for the Company in 2012; and (iii) no longer receives a salary from the Company. As previously reported, Mr. Hauser received an annual base salary at the rate of $340,000 with a Target Percentage of 50% in 2011.